                                                                       Exhibit 2

                             DATED 22 December 1999

                               ANSALDO SIGNAL N.V.

                                   AS BORROWER

                                 ASTERISQUE S.A.

                                    AS LENDER

           ---------------------------------------------------------

                               ITL 48,OOO,OOO,OOO
                          REVOLVING FACILITY AGREEMENT

           ---------------------------------------------------------

                                 CLIFFORD CHANCE

                                    CONTENTS
Clause                                                                      Page

1.   Definitions And Interpretation .........................................  1

2.   The Facility ...........................................................  7

3.   Utilisation Of The Facility ............................................  8

4.   Payment And Calculation Of Interest ....................................  9

5.   Market Disruption And Alternative Interest Rates .......................  9

6.   Repayment .............................................................. 10

7.   Cancellation ........................................................... 10

8.   Taxes .................................................................. 10

9.   Tax Receipts ........................................................... 11

10.  Increased Costs ........................................................ 12

11.  Illegality ............................................................. 13

12.  Mitigation ............................................................. 13

13.  Representations ........................................................ 14

14.  Financial Information .................................................. 16

15.  Covenants .............................................................. 17

16.  Events Of Default ...................................................... 17

17.  Arrangement Fee ........................................................ 20

18.  Costs And Expenses ..................................................... 20

19.  Default Interest And Break Costs ....................................... 20

20.  Borrower's Indemnities ................................................. 21

21.  Currency Of Account And Payment ........................................ 22

22.  Payments ............................................................... 22

23.  Assignments ............................................................ 23

24.  Calculations And Evidence Of Debt ...................................... 23

25.  Remedies And Waivers, Partial Invalidity ............................... 24

26.  Notices ................................................................ 24

27.  Governing Law .......................................................... 25

28.  Jurisdiction ........................................................... 25

Schedule 1   CONDITIONS PRECEDENT ........................................... 26

Schedule 2   NOTICE OF DRAWDOWN ............................................. 27

Schedule 3   PERMITTED ENCUMBRANCES ......................................... 28

THIS AGREEMENT is made on      December 1999

BETWEEN

(1)   ANSALDO SIGNAL N.V. (the "Borrower"); and

(2)   ASTERISQUE S.A. (the "Lender").

IT IS AGREED as follows.

1.    DEFINITIONS AND INTERPRETATION

1.1   Definitions

      In this Agreement the following terms have the meanings given to them in this Clause 1.1.

      "Advance" means an advance made or to be made by the Lender hereunder.

      "Authorised Signatory" means, in relation to the Borrower, any person who is duly authorised (in such manner as may be reasonably acceptable to the Lender) and in respect of whom the Lender has received a certificate signed by a director or another Authorised Signatory of the Borrower setting out the name and signature of such person and confirming such person's authority to act.

      "Available Facility" means, at any time and save as otherwise provided herein, ITL48,000,000,000 less the aggregate Advances which are then outstanding and not due for repayment adjusted, in the case of any proposed drawdown, so as to take into account:

      (a)   any Advance which, pursuant to any other drawdown, is to be made;
            and

      (b)   any Advance which is due to be repaid,

      on or before the proposed drawdown date.

      "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and Luxembourg.

      "Encumbrance" means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

      "EURIBOR" means, in relation to any amount to be advanced to, or owing by, the Borrower under this Agreement in euro on which interest for a given period is to accrue, the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the rate of the Banking Federation of the European Union for the euro (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Lender shall select.

      "Event of Default" means any circumstance described as such in Clause 16 (Events of Default).

      "Facility" means the Lira revolving loan facility granted to the Borrower in this Agreement.

      "Facility Office" means the Lenders registered office in Luxembourg or such other office as the Lender may nominate with the agreement of the Borrower.

      "Final Maturity Date" means 30 November 2002.

      "Financial Indebtedness" means any indebtedness for or in respect of:

      (a)   Indebtedness for Borrowed Money;

      (b) any documentary or standby letter of credit facility or performance bond facility;

      (c) any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

      (d)   any guarantee or indemnity for any of the items in paragraphs (a) to
            (c) above.

      "Group" means the Borrower and its subsidiaries, excluding the Lender, for the time being.

      "Indebtedness for Borrowed Money" means any indebtedness for or in respect of:

      (e)   moneys borrowed;

      (f) any amount raised by acceptance under any acceptance credit facility;

      (g) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

      (h) any amount raised pursuant to any issue of shares which are expressed to be redeemable;

      (i) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

      (j) the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

      (k)   receivables sold or discounted (other than on a non-recourse basis);

      (l) any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

      (m) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

      (n) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

      "Loan" means the aggregate principal amount for the time being outstanding hereunder.

      "Margin" means 0.87 per cent. per annum.

      "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of the Borrower to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement or the rights or remedies of the Lender hereunder.

      "Notice of Drawdown" means a notice substantially in the form set out in
      Schedule 2 (Notice of Drawdown).

      "Original Financial Statements" means the audited financial statements of the Borrower for its financial year ended 31 December 1998.

      "Permitted Encumbrance" means:

      (a) any Encumbrance specified in Schedule 3 (Existing Encumbrances), if the principal amount thereby secured is not increased;

      (b) any Encumbrance over or affecting any asset acquired by a member of the Group after the date hereof and subject to which such asset is acquired, if:

            (i) such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Group;

            (ii) the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group; and

            (iii) such Encumbrance is removed or discharged within three months of the date of acquisition of such asset;

      (c) any Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date hereof, where such Encumbrance is created prior to the date on which such company becomes a member of the Group, if:

            (i) such Encumbrance was not created in contemplation of the acquisition of such company;

            (ii) the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such company; and

            (iii) such Encumbrance is removed or discharged within three months of such company becoming a member of the Group;

      (d) any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

      (e) any title transfer or retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty's standard or usual terms; and

      (f) any lien arising by operation of law and in the normal course of business, if such lien is discharged within ten days of arising.

      "Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks for deposits in euro for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

      "Repayment Date" means, in relation to any Advance, the last day of the Term thereof or, if earlier, the date on which the Lender requires all amounts outstanding under the Facility to be fully repaid pursuant to Clause 6.2.

      "Repeated Representations" means each of the representations set out in Clause 13.1 (Status) to Clause 13.9 (Written Information).

      "Rollover Advance" means an Advance which is used to refinance a maturing Advance and which is in the same amount as such maturing Advance and is to be drawn on the day such maturing Advance is to be repaid.

      "Term" means, save as otherwise provided herein:

      (a) in relation to any Advance, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto; and

      (b) in relation to an Unpaid Sum, any of those periods mentioned in Clause 19.1 (Default Interest Periods).

      "Treaty on European Union" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993).

      "Unpaid Sum" means the unpaid balance of any of the sums referred to in Clause 19.1 (Default Interest Periods).

1.2   Interpretation

      Any reference in this Agreement to:

      "continuing", in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof;

      "indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      a "law" shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

      a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

      a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

      "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

      a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation:

      (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

      (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

      (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

      a "successor" shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

      "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

      "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3   Currency Symbols

      "euro" and "EUR" means the single currency of the European Union as constituted by the Treaty on European Union and "euro unit" means the currency unit of the euro.

      "Lira" and "ITL" are references to the subdenomination of the euro which is at the date hereof legal tender in the Republic of Italy.

1.4   Agreements and Statutes

      Any reference in this Agreement to:

      1.4.1 this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      1.4.2 a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5   Headings

      Clause and Schedule headings are for ease of reference only.

1.6   Time

      Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Central European time.

1.7   Third Party Rights

      A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.    THE FACILITY

2.1   Grant of the Facility

      The Lender grants to the Borrower through the Facility Office, upon the terms and subject to the conditions hereof, a Lira revolving loan facility in an aggregate amount of ITL48,000,000,000.

2.2   Purpose and Application

      The Facility is intended for general corporate purposes and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of its general corporate financing requirements and the Lender shall not be obliged to concern itself with such application.

2.3   Conditions Precedent

      Save as the Lender may otherwise agree, the Borrower may not deliver any Notice of Drawdown unless the Lender has confirmed to the Borrower that it has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Lender.

3.    UTILISATION OF THE FACILITY

3.1   Delivery of Notice of Drawdown

      The Borrower may from time to time request the making of an Advance by the delivery to the Lender, not more than ten nor less than five Business Days before the proposed date for the making of such Advance, of a completed Notice of Drawdown therefor.

3.2   Drawdown Details

      Each Notice of Drawdown delivered to the Lender pursuant to Clause 3.1 (Delivery of Notice of Drawdown) shall specify:

      3.2.1 the proposed date for the making of the Advance requested, which shall be a Business Day falling one month or more before the Final Maturity Date and which shall be at least five Business Days after the date upon which the previous Advance (if any) was made;

      3.2.2 the amount of the Advance requested, which shall be (a) (if less than the Available Facility) an amount or integral multiple of ITL8,000,000,000 or (b) equal to the amount of the Available Facility;

      3.2.3 the proposed Term of the Advance requested, which shall be a period of one, two or three months or such other period as the Lender may agree ending on or before the Final Maturity Date or, if earlier, the date on which the Lender has required all amounts outstanding under the Facility to be repaid pursuant to Clause 6.2; and

      3.2.4 the account to which the proceeds of the proposed drawdown are to be paid.

3.3   Drawdown Conditions

      If the Borrower requests an Advance in accordance with the preceding provisions of this Clause 3 and, on the proposed date for the making of such Advance:

      3.3.1 (save in relation to a Rollover Advance) the event mentioned in Clause 5.1 (Market Disruption) has not occurred;

      3.3.2 such Advance does not exceed the Available Facility; and

      3.3.3 on and as of the proposed date for the making of such Advance (a) no Event of Default is continuing and (b) the Repeated Representations are true in all material respects,

      then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof.

4.    PAYMENT AND CALCULATION OF INTEREST

4.1.  Payment of Interest

      On the Repayment Date relating to each Advance the Borrower shall pay accrued interest on that Advance.

4.2   Calculation of Interest

      The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the same of the Margin and EURIBOR on the Quotation Date therefor.

5.    MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

5.1   Market Disruption

      If in relation to any Advance as of 11.00 a.m. on the Quotation Date for the relevant Term EURIBOR is not available for the relevant term the Lender shall notify the Borrower and, notwithstanding anything to the contrary in this Agreement, Clause 5.2 (Substitute Term and Interest Rate) shall apply to such Advance (if it is a Rollover Advance). Any proposed Advance other than a Rollover Advance shall not be made.

5.2   Substitute Term and Interest Rate

      If Clause 5.1 (Market Disruption) applies to a Rollover Advance, the duration of the relevant Term shall be one month or, if less, such that it shall end on the Final Maturity Date and the rate of interest applicable to such Rollover Advance during the relevant Term shall (subject to any agreement reached pursuant to Clause 5.3 (Alternative Rate)) be the rate per annum which is the sum of:

      5.2.1 the Margin; and

      5.2.2 the rate per annum notified to the Borrower before the last day of such Term to be that which expresses as a percentage rate per annum the cost to the Lender of funding from whatever sources it may select such Rollover Advance during such Term.

5.3   Alternative Rate

      If the event mentioned in Clause 5.1 (Market Disruption) occurs in relation to an Advance and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (a) for determining the rates of interest from time to time applicable to the Advances and/or (b) upon which the Advances may be maintained (whether in euro or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.

6.    REPAYMENT

6.1 The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

6.2 The Lender may at any time by notice in writing to the Borrower require the Borrower to repay in full all amounts outstanding under the Facility on such date preceding the Final Maturity Date as shall be specified in such notice (and which shall be a date not earlier than 5 days after the date on which such notice is given or such other period as the Lender and the Borrower may agree) and in such event that Borrower shall on the date so specified (which shall become the Repayment Date of each Advance then outstanding) repay all Advances in full and the Facility shall be cancelled.

7.    CANCELLATION

7.1   Cancellation

      The Borrower may, by giving to the Lender not less than ten Business Days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of ITL8,000,000,000 of the Available Facility.

7.2   Notice of Cancellation

      Any notice of cancellation given by the Borrower pursuant to Clause 7.1 (Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

7.3   No Other Repayments

      The Borrower shall not repay all or any part of any Advance except at the times and in the manner expressly provided herein.

8.    TAXES

8.1   Tax Gross-up

      All payments to be made by the Borrower to the Lender hereunder shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

8.2   Tax Indemnity

      Without prejudice to Clause 8.1 (Tax Gross-up), if the Lender is required to make any payment of or on account of tax on or in relation to any sum received or receivable hereunder (including any sum deemed for purposes of tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, upon demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 8.2 shall not apply to any tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated.

8.3   Claims by the Lender

      If the Lender intends to make a claim pursuant to Clause 8.2 (Tax Indemnity), it shall notify the Borrower of the event giving rise to the claim.

9.    TAX RECEIPTS

9.1   Notification of Requirement to Deduct Tax

      If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Lender.

9.2   Evidence of Payment of Tax

      If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Lender, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

9.3   Tax Credit Payment

      If an additional payment is made under Clause 8 (Taxes) by the Borrower for the benefit of the Lender and the Lender, in its sole discretion, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that the Lender, in its sole opinion, determines that:

      9.3.1 such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 8 (Taxes); and

      9.3.2 its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

      the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its sole opinion, determine to be the amount which will leave the Lender (after such payment) in no worse after-tax position than it would have been in had the additional payment in question not been required to be made by the Borrower.

9.4   Tax Credit Clawback

      If the Lender makes any payment to the Borrower pursuant to Clause 9.3 (Tax Credit Payment) and the Lender subsequently determines, in its sole opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, the Borrower shall reimburse the Lender such amount as the Lender determines, in its sole opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by the Lender.

9.5   Tax and Other Affairs

      No provision of this Agreement shall interfere with the right of the Lender to arrange its tax or any other affairs in whatever manner it thinks fit, oblige the Lender to claim any credit, relief, remission or repayment in respect of any payment under Clause 8 (Taxes) in priority to any other credit, relief, remission or repayment available to it nor oblige the Lender to disclose any information relating to its tax or other affairs or any computations in respect thereof.

10.   INCREASED COSTS

10.1  Increased Costs

      If by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request or requirement of any fiscal, monetary or other authority:

      10.1.1 the Lender incurs a cost as a result of the Lender's entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

      10.1.2 there is any increase in the cost to the Lender of funding or maintaining the Advances or any Unpaid Sum,

      then the Borrower shall, from time to time on demand of the Lender, promptly pay to the Lender amounts sufficient to indemnify the Lender or to enable the Lender to indemnify its holding company from and against, as the case may be, (i) such cost or (ii) such increased cost, but excluding any cost, increased cost or liability compensated by Clause 8 (Taxes).

10.2  Increased Costs Claims

      If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs) it shall notify the Borrower of the event giving rise to such claim.

11.   ILLEGALITY

      If, at any time, it is or will become unlawful for the Lender to make, fund or allow to remain outstanding all or part of the Advances, then the Lender shall, promptly after becoming aware of the same, deliver to the Borrower a notice to that effect and:

      11.1.1 the Lender shall not thereafter be obliged to make any Advances and the amount of the Available Facility shall be immediately reduced to zero; and

      11.1.2 if the Lender so requires, the Borrower shall on such date as the Lender shall have specified repay any outstanding Advances together with accrued interest thereon and all other amounts owing hereunder.

12.   MITIGATION

      If circumstances arise which would or would upon the giving of notice result in:

      12.1.1 an increase in any sum payable to it or for its account pursuant to Clause 8.1 (Tax Gross-up);

      12.1.2 a claim for indemnification pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs); or

      12.1.3 the reduction of the Available Facility to zero or any repayment to be made by the Borrower pursuant to Clause 11 (Illegality)

      then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the obligations of the Borrower under any of the Clauses referred to above, the Lender shall promptly upon becoming aware of such circumstances notify the Borrower thereof and, in consultation with the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that the Lender shall be under no obligation to take any such action if, in the opinion of the Lender, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

13.   REPRESENTATIONS

      The Borrower makes the representations and warranties set out in Clause
      13.1 (Status) to Clause 13.14 (No immunity) and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

13.1  Status

      It is a corporation duly organised under the laws of the Netherlands.

13.2  Governing Law and Judgments

      In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, the choice of English law as the governing law of this Agreement and any judgment obtained in England will be recognised and enforced.

13.3  Binding Obligations

      The obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it and enforceable against it in accordance with the terms hereof.

13.4  Execution of this Agreement

      Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

      13.4.1 conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

      13.4.2   conflict with its constitutive documents; or

      13.4.3   conflict with any applicable law.

      It has the power to enter into this Agreement and all corporate and other action required to authorise the execution of this Agreement and the performance of its obligations hereunder has been duly taken.

13.5  No Winding-up

      No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

13.6  No Material Defaults

      No member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect.

13.7  No Material Proceedings

      No action or administrative proceeding of or before any court or agency which might have a Material Adverse Effect has been started or threatened.

13.8  No Material Adverse Change

      Since the date as at which the most recent audited consolidated financial statements of the Borrower were stated to be prepared, there has been no material adverse change in the business or financial condition of any member of the Group.

13.9  Written Information

      All written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

13.10 Validity and Admissibility in Evidence

      All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (c) to make this Agreement admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

13.11 Claims Pari Passu

      Under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Lender against it under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

13.12 No Filing or Stamp Taxes

      Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement.

13.13 No Deduction or Withholding

      Under the laws of its jurisdiction of incorporation in force at the date hereof it will not be required to make any deduction or withholding from any payment it may make hereunder.

13.14 No Immunity

      In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

13.15 Repetition of Representations

      The Repeated Representations shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date on which an Advance is or is to be made.

14.   FINANCIAL INFORMATION

14.1  Annual Statements

      The Borrower shall as soon as the same become available, but in any event within 180 days after the end of each of its financial years, deliver to the Bank its financial statements for such financial year, audited by an internationally recognised firm of independent auditors licensed to practise in the Netherlands.

14.2  Semi-annual Statements

      The Borrower shall as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, deliver to the Lender its financial statements for such period.

14.3  Requirements as to Financial Statements

      The Borrower shall ensure that each set of financial statements delivered by it pursuant to this Clause 14 is:

      14.3.1 prepared on the same basis as was used in the preparation of its Original Financial Statements and in accordance with accounting principles generally accepted in the Netherlands and consistently applied; and

      14.3.2 certified by an Authorised Signatory of the Borrower as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period.

14.4  Other Financial Information

      The Borrower shall from time to time on the request of the Lender, furnish the Lender with such information about the business and financial condition of the Group as the Lender may reasonably require.

15.   COVENANTS

15.1  Maintenance of Legal Validity

      The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

15.2  Notification of Events of Default

      The Borrower shall promptly inform the Lender of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default has occurred.

15.3  Negative Pledge

      The Borrower shall ensure that no member of the Group shall create or permit to subsist any Encumbrance over, without the prior consent of the Lender, or any of its present or future revenues or assets other than a Permitted Encumbrance.

16.   EVENTS OF DEFAULT

      Each of Clause 16.1 (Failure to Pay) to Clause 16.12 (Material Adverse Change) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

16.1  Failure to Pay

      The Borrower fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein.

16.2  Specific Covenants

      The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 14 (Financial Information) or Clause 15 (Covenants).

16.3  Misrepresentation

      Any representation or statement made or deemed to be made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

16.4  Other Obligations

      The Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure, if capable of remedy, is not remedied within thirty days after the Lender has given notice thereof to the Borrower.

16.5  Cross Default

      Any Financial Indebtedness of any member of the Group is not paid when due, any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity, any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group or any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity, provided that it shall not constitute an Event of Default if the aggregate amount (or its equivalent in euro) of all such Financial Indebtedness is less than ITL5,000,000,000.

16.6  Insolvency and Rescheduling

      Any member of the Group is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

16.7  Winding-up

      Any member of the Group takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets.

16.8  Execution or Distress

      Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any member of the Group or any event occurs which under the laws of any jurisdiction has a similar or analogous effect.

16.9  Failure to Comply with Final Judgment

      Any member of the Group fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction.

16.10 Repudiation

      The Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement.

16.11 Illegality

      At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations hereunder or any of the obligations of the

      Borrower hereunder are not or cease to be legal, valid, binding and enforceable.

16.12 Material Adverse Change

      Any event or circumstance occurs which the Lender reasonably believes might have a material adverse effect on the ability of the Borrower to perform or comply with its obligations hereunder.

16.13 Acceleration and Cancellation

      Upon the occurrence of an Event of Default and at any time thereafter, whilst it is continuing, the Lender may by notice to the Borrower:

      16.13.1 declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare all or any part of the Advances to be due and payable on demand of the Lender; and/or

      16.13.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Facility reduced to zero.

16.14 Advances Due on Demand

      If, pursuant to Clause 16.13 (Acceleration and Cancellation), the Lender declares all or any part of the Advances to be due and payable on demand of the Lender, then, and at any time thereafter, the Lender may by notice to the Borrower:

      16.14.1 require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify; and

      16.14.2 declare that the Facility shall he cancelled, whereupon the same shall be cancelled and the Available Facility reduced to zero.

16.15 Length of Terms

      If, pursuant to Clause 16.13 (Acceleration and Cancellation), the Lender declares the Advances to be due and payable on demand of the Lender, the Term in respect of any such Advance shall, if the Lender subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 19.4 (Break Costs) to be of such length that it ends on the date that such demand is made.

17.   ARRANGEMENT FEE

      The Borrower shall pay to the Lender the sum of ITL240,000,000 specified in the letter of even date herewith from the Lender to the Borrower at the times, and in the amounts, specified in such letter.

18.   COSTS AND EXPENSES

18.1  Transaction Expenses

      The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all costs and expenses (including legal fees) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement, any other document referred to in this Agreement and the completion of the transactions herein contemplated.

18.2  Preservation and Enforcement of Rights

      The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Lender under this Agreement and any other document referred to in this Agreement.

18.3  Stamp Taxes

      The Borrower shall pay all stamp, registration and other taxes to which this Agreement, any other document referred to in this Agreement or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

18.4  Amendment Costs

      If the Borrower requests any amendment, waiver or consent then the Borrower shall, within five Business Days of demand by the Lender, reimburse the Lender for all costs and expenses (including legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

19.   DEFAULT INTEREST AND BREAK COSTS

19.1  Default Interest Periods

      If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with Clause 22 (Payments) or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 19) be selected by the Lender.

19.2  Default Interest

      An Unpaid Sum shall bear interest during each Term in respect thereof at the rate per annum which is one per cent. per annum above the percentage rate which would apply if such Unpaid Sum had been an Advance in the amount and currency of such Unpaid Sum and for the same Term, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of the Term thereof:

      19.2.1 the first such Term applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Term relating to that Advance; and

      19.2.2 the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

19.3  Payment of Default Interest

      Any interest which shall have accrued under Clause 19.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower on the last day of its Term or on such other dates as the Lender may specify by notice to the Borrower.

19.4  Break Costs

      If the Lender receives or recovers all or any part of an Advance or Unpaid Sum otherwise than on the last day of the Term thereof, the Borrower shall pay to the Lender on demand an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (b) the amount of interest which in the opinion of the Lender would have been payable to the Lender on the last day of the Term thereof in respect of a Lira deposit equal to the amount so received or recovered placed by it with a prime bank in Luxembourg for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of the Term thereof.

20.   BORROWER'S INDEMNITIES

20.1  Borrower's Indemnity

      The Borrower undertakes to indemnify the Lender against:

      20.1.1 any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

      20.1.2 any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund an Advance requested by the Borrower but not made by reason of the operation of any one or more of the provisions hereof.

20.2  Currency Indemnity

      If any sum (a "Sum") due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "First Currency") in which such Sum is payable into another currency (the "Second Currency") for the purpose of:

      20.2.1   making or filing a claim or proof against the Borrower; or

      20.2.2 obtaining or enforcing an order or judgment in any court or other tribunal the Borrower shall indemnify the Lender from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of receipt of such Sum.

21.   CURRENCY OF ACCOUNT AND PAYMENT

      Lira is the currency of account and payment for each and every sum at any time due from the Borrower hereunder, provided that:

      21.1.1 each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

      21.1.2 each payment pursuant to Clause 8.2 (Tax Indemnity), Clause 10.1 (Increased Costs) or Clause 20.1 (Borrower's Indemnity) shall be made in the currency specified by the party claiming thereunder.

22.   PAYMENTS

22.1  Payments to the Lender

      On each date on which this Agreement requires an amount to be paid by the Borrower, the Borrower shall make the same available to the Lender for value on the due date at such time and in such funds and to such account with such bank as the Lender shall specify from time to time.

22.2  Payments to the Borrower

      22.2.1 On each date on which this Agreement requires an amount to be paid by the Lender, the Lender shall make the same available to the

               Borrower in such funds and to such account with such bank as the Borrower shall specify from time to time.

      22.2.2 A payment will be deemed to have been made by the Lender on the date on which it is required to be made under this Agreement if the Lender has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Lender in order to make the payment.

22.3  No Set-off

      All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

23.   ASSIGNMENTS

23.1  Binding Agreement

      This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors.

23.2  No Assignments and Transfers by the Borrower

      The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

23.3  Assignments by the Lender

      The Lender may, at any time, assign all or any of its rights and benefits hereunder to any person.

24.   CALCULATIONS AND EVIDENCE OF DEBT

24.1  Basis of Accrual

      Interest, commitment commission and fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

24.2  Evidence of Debt

      The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and, in any legal action or proceeding arising out of or in connection with this Agreement, the entries made in such accounts shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

24.3  Certificates of the Lender

      A certificate of the Lender as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.2 (Tax indemnity), Clause 10.1

      (Increased Costs), or Clause 20.2 (Borrower's Indemnity) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause
      9.3 (Tax Credit Payment) or Clause 9.4 (Tax Credit Clawback) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

25.   REMEDIES AND WAIVERS, PARTIAL INVALIDITY

25.1  Remedies and Waivers

      No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

25.2  Partial Invalidity

      If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

26.   NOTICES

26.1  Communications in Writing

      Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

26.2  Delivery

      Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

      26.2.1 if by way of fax (unless that other person has by fifteen days' notice specified another number) be made to such other person to the fax number identified with its signature below and shall be deemed to have been received when transmission has been completed; and

      26.2.2 if by way of letter (unless that other person has by fifteen days' notice specified another address) be delivered to that other person at the address identified with its signature below and shall be deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

26.3  English Language

      Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

27.   GOVERNING LAW

      This Agreement is governed by English law.

28.   JURISDICTION

28.1  English Courts

      The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity)

28.2  Convenient Forum

      The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

28.3  Non-Exclusive Jurisdiction

      This Clause 28 is for the benefit of the Lender only. As a result and notwithstanding Clause 28.1 (English Courts), it does not prevent the Lender from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent Proceedings in any number of jurisdictions.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

1. A copy, certified as at the date of this Agreement a true and up-to-date copy by an Authorised Signatory of the Borrower of its constitutional documents.

2. A copy, certified as at the date of this Agreement a true and up-to-date copy by an Authorised Signatory of the Borrower, of a board resolution of the Borrower approving the execution, delivery and performance of this Agreement and the terms and conditions hereof and authorising a named person or persons to sign this Agreement and any documents to be delivered by the Borrower pursuant hereto.

3. A certificate of an Authorised Signatory of the Borrower setting out the names and signatures of the persons authorised to sign, on behalf of the Borrower, this Agreement and any documents to be delivered by the Borrower pursuant hereto.

4. A certificate of an Authorised Signatory of the Borrower confirming that utilisation of the Facility would not breach any restriction of its borrowing powers.

                                   SCHEDULE 2

                               NOTICE OF DRAWDOWN

From: Ansaldo Signal N.V.

To:   Asterisque S.A.

Dated:

Dear Sirs,

1. We refer to the agreement (the "Facility Agreement") dated [ ] December 1999 and made between Ansaldo Signal N.V. as borrower and Asterisque S.A. as lender. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.    This notice is irrevocable.

3. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:

      (a)   Amount:

      (b)   Drawdown Date:

      (c)   Term:

4. We confirm that, at the date hereof, the Repeated Representations are true in all material respects and no Event of Default is continuing.

5. The proceeds of this drawdown should be credited to [insert account details].

                                Yours faithfully


                               ------------------
                              Authorised Signatory
                              for and on behalf of
                              Ansaldo Signal N.V.

                                   SCHEDULE 3

                             PERMITTED ENCUMBRANCES

SIGNATURES

The Borrower

ANSALDO SIGNAL N.V.          /s/ [Illegible]

By:

Address:  World Trade Center
          Schipol Boulevard 267
          1118 BET Schipol
          The Netherlands

Fax:      00 31 20 405 98 42

The Lender

ASTERISQUE S.A.              /s/ [Illegible]

By:

Address:  31 Boulevard du Prence Henry
          L17-24 Luxembourg
          Luxembourg

Fax:      00 35 2 22 15 91

Attention:

For the purposes of Article 1 of the Protocol annexed to the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters signed at Brussels on 27 September 1968, the undersigned expressly and specifically agree to the terms of Clause 28.1.

ASTERISQUE S.A

By:                          /s/ [Illegible]


                                      -29-